SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2004 (June 1, 2004)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-2.1 ASSET PURCHASE AGREEMENT 04/23/04
EX-99.1 PRESS RELEASE 06/01/04

Item 2. Acquisition or Disposition of Assets.

     On June 1, 2004, Psychiatric Solutions, Inc. (the “Company”) completed the acquisition of four inpatient psychiatric facilities from Heartland Healthcare (“Heartland”). In addition, the Company acquired from Heartland a contract to manage an inpatient psychiatric unit in a facility owned by others. Heartland’s facilities generated combined revenue of approximately $45 million during 2003 and add 360 inpatient beds to the Company. The Company acquired Heartland’s facilities for $46.5 million in cash paid at closing and the assumption of certain of Heartland’s liabilities. The Company financed the acquisition with proceeds from the issuance of its common stock in December 2003 and by drawing on its revolving line of credit with Bank of America, N.A. Following the acquisition, the Company intends to continue the operation of Heartland’s facilities. As a result of the acquisition, the Company now owns and operates 32 freestanding inpatient facilities with more than 3,800 beds. Also, on June 1, 2004, the Company issued a press release announcing the consummation of the acquisition. The press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

     The Company has not included Heartland’s financial statements and the pro forma information required by Item 7 to Form 8-K in this Current Report on Form 8-K, but will file such statements and information in an additional Form 8-K Report not later than 75 days following June 1, 2004.

Item 7. Financial Statements and Exhibits

(a)	Exhibits

2.1	Asset Purchase Agreement, dated April 23, 2004, by and among Psychiatric Solutions, Inc., Fort Lauderdale Hospital, Inc., Millwood Hospital, L.P., PSI Pride Institute, Inc., PSI Summit Hospital, Inc., Fort Lauderdale Hospital Management, LLC, Millwood Health, LLC, Pride Institute, LLC and Summit Health, LLC.

99.1	Press Release of Psychiatric Solutions, Inc., dated June 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Brent Turner

Brent Turner Vice President, Treasurer and Investor Relations

Date: June 2, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated April 23, 2004, by and among Psychiatric Solutions, Inc., Fort Lauderdale Hospital, Inc., Millwood Hospital, L.P., PSI Pride Institute, Inc., PSI Summit Hospital, Inc., Fort Lauderdale Hospital Management, LLC, Millwood Health, LLC, Pride Institute, LLC and Summit Health, LLC.

99.1	Press Release of Psychiatric Solutions, Inc., dated June 1, 2004.